Exhibit 10.3
HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
2002 STOCK OPTION AND INCENTIVE PLAN
RESTRICTED SHARE UNIT AGREEMENT
FOR OFFICERS AND KEY EMPLOYEES
          THIS RESTRICTED SHARE UNIT AGREEMENT (this “Agreement”), dated as of                     , is entered into between HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED a Delaware corporation (the “Company”), and                      (“Grantee”). Capitalized terms used herein but not defined shall have the meanings assigned to those terms in the Company’s 2002 Stock Option and Incentive Plan (the “Plan”)
WITNESSETH:
          A. Grantee is                      an employee of the Company or a Subsidiary of the Company; and
          B. The execution of this Agreement in the form hereof has been authorized by the Compensation and Option Committee of the Board (the “Committee”);
          NOW, THEREFORE, in consideration of these premises and the covenants and agreements set forth in this Agreement, the Company and Grantee agree as follows:
1.	Grant of Restricted Share Units. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee, Restricted Share Units, (the “Grant”). Each Restricted Share Unit shall represent the right to receive one share of the Company’s common stock, par value $0.01 per share (“Common Stock”). This Agreement constitutes an “Evidence of Award” under the Plan.

2.	Date of Grant. The effective date of the grant of the Restricted Share Units is .

3.	Restrictions on Transfer of Restricted Share Units. Neither the Restricted Share Units granted hereby nor any interest therein shall be transferable other than by will or the laws of descent and distribution.

4.	Vesting of Restricted Share Units.
(a)	The Restricted Share Units shall become nonforfeitable on the anniversary of the Date of Grant (the “Vesting Date”) unless earlier forfeited in accordance with Section 5.

(b)	Notwithstanding the provisions of Section 4(a) above, all Restricted Share Units shall become immediately nonforfeitable upon the occurrence of a Change in Control (as defined below). A “Change in Control” means the occurrence, before this Agreement terminates, of any of the following events:
(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Voting Shares”); provided, however, that for purposes of this Section 4(b)(i), the following acquisitions shall not constitute a Change in Control: (A) any issuance of Voting Shares directly from the Company that is approved by the Incumbent Board (as defined in Section 4(b)(ii) below), (B) any acquisition by the Company or a Subsidiary of Voting Shares, (C) any acquisition of Voting Shares by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or (D) any acquisition of Voting Shares by any Person pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 4(b)(iii) below;
(ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director after the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the Directors then constituting the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-12 of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(iii) consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company or other transaction (each, a “Business Combination”), unless, in each case, immediately following the Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Shares immediately prior to the Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Shares of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from the Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from the Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding Voting Shares of the entity resulting from the Business Combination and (C) at least a majority of the members of the board of directors of the entity resulting from the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for the Business Combination; or
(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 4(b)(iii) hereof.
5.	Forfeiture of Restricted Share Units.
(a)	Except as otherwise described in this Section 5, any of the Restricted Share Units that remain forfeitable in accordance with Section 4 hereof shall be forfeited if Grantee ceases for any reason to be employed by the Company or a Subsidiary at any time prior to such shares becoming nonforfeitable in accordance with Section 4 hereof, unless the Committee determines to provide otherwise at the time of the cessation of Grantee’s employment. For the purposes of this Agreement, the Grantee’s employment with the Company or a Subsidiary shall not be deemed to have been interrupted, and Grantee shall not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of (i) the transfer of Grantee’s employment among the Company and its Subsidiaries, (ii) an approved leave of absence of not more than 90 days, or (iii) the period of any leave of absence required to be granted by the Company under any law, rule, regulation or contract applicable to Grantee’s employment with the Company or any Subsidiary.

(b)	Any of the Restricted Share Units that remain forfeitable in accordance with Section 4 shall be forfeited on the date that the Committee determines that such Restricted Share Unites shall be forfeited under the circumstances described in Section 17(g) of the Plan.
6.	Payment of Restricted Share Units. At such time as the Restricted Share Units shall become nonforfeitable as specified in this Agreement, shares of Common Stock underlying such Restricted Share Units shall be transferred to the Grantee, except as otherwise provided in Section 8[; provided, however, that the Committee, in its sole discretion, may settle the award of Restricted Share Units wholly, or partly in cash].

7.	Dividend, Voting and Other Rights. The Grantee shall have no rights of ownership in the Restricted Share Units and shall have no voting rights with respect to such Restricted Share Units until the date on which the shares of Common Stock are transferred to the Grantee pursuant to Section 6 above and a stock certificate representing such shares of Common Stock is issued to the Grantee. From and after the Date of Grant and until the earlier of (a) the time when the Grantee receives the shares of Common Stock underlying the Restricted Share Units in accordance with Section 6 hereof or (b) the time when the Grantee’s right to receive the Restricted Share Units is forfeited in accordance with Section 5 hereof, the Company shall pay to the Grantee, whenever a normal cash dividend is paid on shares of Common Stock, an amount of cash equal to the product of the per-share amount of the dividend paid times the number of such Restricted Share Units.

8.	Retention of Common Stock by the Company. The shares of Common Stock underlying the Restricted Share Units shall be released to the Grantee by the Company’s transfer agent at the direction of the Company. At such time as the Restricted Share Units become nonforfeitable as specified in this Agreement, the Company shall direct the transfer agent to forward all such nonforfeitable shares of Common Stock to the Grantee except in the event that the Grantee has notified the Company of his or her election to satisfy any tax obligations by surrender of a portion of such shares, the transfer agent will be directed to forward the remaining balance of shares after the amount necessary for such taxes has been deducted.

9.	Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any shares of Common Stock or other securities pursuant to this Agreement if the issuance thereof would, in the reasonable opinion of the Company, result in a violation of any such law.

10.	Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) do not apply to Grantee. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee). In particular, to the extent the Restricted Share Units become nonforfeitable pursuant to Section 4 or Section 5 and the event causing the Restricted Share Units to become nonforfeitable is the Grantee’s retirement or an event that does not constitute a permitted distribution event under Section 409A(a)(2) of the Code, then notwithstanding anything to the contrary in Section 6 above, issuance of the Common Stock will be made, to the extent necessary to comply with the provisions of Section 409A of the Code, to the Grantee on the earlier of (a) the Grantee’s “separation from service” with the Company (determined in accordance with Section 409A); provided, however, that if the Grantee is a “specified employee” (within the meaning of Section 409A), the Grantee’s date of issuance of the Common Stock shall be the date that is six months after the date of the Grantee’s separation of service with the Company, (b) the end of the Restriction Period, or (c) the Grantee’s death. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. This Section 10 applies only if the Grantee is a citizen or resident of the United Sates or if the compensation is for services performed in the United States that is not otherwise exempt from United States federal income taxation.
11.	Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement shall not be taken into account in determining any benefits to which the Grantee may be entitled.

12.	Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistent provisions between this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Committee, acting pursuant to the Plan shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with this grant.

13.	Employment Rights. This Agreement shall not confer on Grantee any right with respect to the continuance of employment or other services with the Company or any Subsidiary. No provision of this Agreement shall limit in any way whatsoever any right that the Company or a Subsidiary may otherwise have to terminate the employment of Grantee at any time.

14.	Communications. All notices, demands and other communications required or permitted hereunder or designated to be given with respect to the rights or interests covered by this Agreement shall be deemed to have been properly given or delivered when delivered personally or sent by certified or registered mail, return receipt requested, U.S. mail or reputable overnight carrier, with full postage prepaid and addressed to the parties as follows:

If to the Company, at:	1101 Pennsylvania Avenue, N.W. Suite 1010 Washington, D.C. 20004 Attention: Vice President-Financial Operations

If to Grantee, at:	Grantee’s address provided by Grantee on the last page hereof
          Either the Company or Grantee may change the above designated address by written notice to the other specifying such new address.
15.	Interpretation. The interpretation and construction of this Agreement by the Committee shall be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith.

16.	Amendment in Writing. This Agreement may be amended as provided in the Plan; provided, however, that all such amendments shall be in writing.

17.	Integration. The Restricted Share Units are granted pursuant to the Plan. Notwithstanding anything in this Agreement to the contrary, this Agreement is subject to all of the terms and conditions of the Plan, a copy of which is available upon request and which is incorporated herein by reference. As such, this Agreement and the Plan embody the entire agreement and understanding of the Company and Grantee and supersede any prior understandings or agreements, whether written or oral, with respect to the Restricted Share Units.

18.	Severance. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof and the remaining provisions hereof shall continue to be valid and fully enforceable.

19.	Governing Law. This Agreement is made under, and shall be construed in accordance with, the laws of the State of Delaware.

20.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, this Agreement is executed by a duly authorized representative of the Company on the day and year first above written.

HARMAN INTERNATIONAL
INDUSTRIES, INCORPORATED

By:
Name:
Title:

     The undersigned Grantee acknowledges receipt of an executed original of this Agreement and accepts the Restricted Share Units subject to the applicable terms and conditions of the Plan and the terms and conditions hereinabove set forth.

Date:
Grantee

GRANTEE: Please complete/update the following information.

Name:

Home Address:

Social Security Number:

Date of Hire:

Subsidiary or Division:

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